Exhibit 99.1

Crinetics Pharmaceuticals Adds Board Member with Global Rare Disease Expertise with Appointment of Rogério Vivaldi Coelho, M.D., M.B.A.

SAN DIEGO, January 5, 2022 -- Crinetics Pharmaceuticals, Inc. (Nasdaq: CRNX), a clinical stage pharmaceutical company focused on the discovery, development, and commercialization of novel therapeutics for rare endocrine diseases and endocrine-related tumors, today announced the appointment of Rogério Vivaldi Coelho, M.D., M.B.A. to the company’s board of directors. Dr. Vivaldi comes to Crinetics with over two decades of experience as a physician and industry executive with deep expertise commercializing pharmaceuticals, especially those treating rare and orphan diseases, in the U.S. and globally.

Scott Struthers, Ph.D., founder and chief executive officer of Crinetics, stated, “Dr. Vivaldi’s expertise in global commercial operations, coupled with his passion for meeting the needs of patients with rare diseases, make him a natural fit for Crinetics. As we advance our expanding portfolio of novel therapeutics for multiple rare endocrine diseases, we are looking forward to leveraging his skills and experience building commercial enterprises to ensure we are prepared to deliver treatments to patients worldwide.”

Dr. Vivaldi is currently the president and chief executive officer of Sigilon Therapeutics, Inc., where he also serves as a member of the company's board of directors. Prior to joining Sigilon, Dr. Vivaldi served as executive vice president and chief global therapeutics officer at Bioverativ Inc., where he was responsible for building and managing their commercial organization, including sales and marketing efforts for the franchise’s lead products, until it was acquired by Sanofi S.A. in 2018. He also previously served as chief commercial officer at Spark Therapeutics, Inc., where he spearheaded the launch of global commercial operations, and patient advocacy, market access, and medical affairs efforts for Luxturna. Earlier, he held several positions of increasing responsibility over a 20-year career at Genzyme, most recently serving as the head of the company’s rare disease business, president of both the rare disease business and the renal & endocrine group, and as senior vice president and general manager of its Latin America group. During his time at Genzyme, he led the successful approval of more than 15 orphan products in more than 20 countries.

Dr. Vivaldi earned a medical degree from the Universidade do Rio de Janeiro, after which he completed a residency in endocrinology at the Universidade do Estado do Rio de Janeiro and a fellowship at Mount Sinai Hospital Center in New York in the department of genetics, focusing on Gaucher disease. He later became the first physician in Brazil to treat Gaucher disease using enzyme replacement therapy. In addition, Dr. Vivaldi holds an M.B.A. degree from COPPEAD, Universidade Federal do Rio de Janeiro.

“While each rare disease impacts only a small number of people, they collectively affect an estimated 25-30 million Americans. It’s an enormous unmet need and one that must be addressed,” added Dr. Vivaldi. “Crinetics and I share a unique and strong commitment to developing therapies for the millions of rare disease patients around the world, specifically those with endocrine disorders. I look forward to lending my skills and expertise to the Crinetics board as we work with the company to advance its ongoing clinical programs and bring additional therapeutic candidates into the clinic.”

About Crinetics Pharmaceuticals

Crinetics Pharmaceuticals is a clinical stage pharmaceutical company focused on the discovery, development, and commercialization of novel therapeutics for rare endocrine diseases and endocrine-related tumors. The company’s lead product candidate, paltusotine, is an investigational, oral, selective nonpeptide somatostatin receptor type 2 biased agonist for the treatment of acromegaly, an orphan disease affecting more than 26,000 people in the United States. A Phase 3 clinical program in acromegaly with paltusotine is underway. Crinetics also plans to advance paltusotine into a Phase 2 trial for the treatment of carcinoid syndrome associated with neuroendocrine tumors. The company is also developing CRN04777, an investigational, oral, nonpeptide somatostatin receptor type 5 (SST5) agonist for congenital hyperinsulinism, as well as CRN04894, an investigational, oral, nonpeptide ACTH antagonist for the treatment of congenital adrenal hyperplasia, Cushing’s disease and other diseases of excess ACTH. All of the company’s drug candidates are new chemical entities resulting from in-house drug discovery efforts and are wholly owned by the company.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts contained in this press release are forward-looking statements, including statements regarding the potential to advance Crinetics’ ongoing clinical programs and bring additional therapeutic candidates into the clinic. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions. These forward-looking statements speak only as of the date of this press release and are subject to a number of risks, uncertainties and assumptions, including risks and uncertainties inherent in Crinetics’ business, including unexpected adverse side effects or inadequate efficacy of the company’s product candidates that may limit their development, regulatory approval and/or commercialization, the company’s dependence on third parties in connection with product manufacturing, research and preclinical and clinical testing; the success of Crinetics’ clinical trials and nonclinical studies and the other risks and uncertainties described in the company’s periodic filings with the SEC. The events and circumstances reflected in the company’s forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Additional information on risks facing Crinetics can be found under the heading “Risk Factors” in Crinetics’ periodic reports, including its annual report on Form 10-K for the year ended December 31, 2020, filed with the SEC. Except as required by applicable law, Crinetics does not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

Contacts:

Marc Wilson

Chief Financial Officer

IR@crinetics.com

(858) 450-6464

Investors / Media:
Corey Davis
LifeSci Advisors, LLC
cdavis@lifesciadvisors.com
(212) 915-2577

Aline Sherwood
Scienta Communications
asherwood@scientapr.com
(312) 238-8957